Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

RESTORATION ROBOTICS, INC.

Restoration Robotics, Inc., (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) certifies that:

A. The name of the Corporation is Restoration Robotics, Inc. The Corporation was originally incorporated pursuant to the DGCL on November 22, 2002 under the name Restoration Robotics, Inc.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the DGCL, and restates, integrates and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

C. The text of the Amended and Restated Certificate of Incorporation is amended and restated to read as follows:

ARTICLE I

The name of the corporation is Restoration Robotics, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is 530,644,444 shares, consisting of 322,490,000 shares of Common Stock, $0.0001 par value per share, and 208,154,444 shares of Preferred Stock, $0.0001 par value per share, 25,092,906 shares of which are designated “Series A Preferred Stock”, 38,461,538 shares of which are designated “Series B Preferred Stock”, 142,100,000 shares of which are designated “Series C Preferred Stock” and 2,500,000 shares of which are designated as “Series AA Preferred Stock.”

The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this Article V, the following definitions shall apply:

(a) “Conversion Price” shall mean $0.45 per share for the Series A Preferred Stock, $0.65 per share for the Series B Preferred Stock, $0.715 per share for the Series C Preferred Stock and $0.80 per share for the Series AA Preferred Stock (in each case, subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock or Preferred Stock.

(c) “Corporation” shall mean Restoration Robotics, Inc.

(d) “Distribution” shall mean the transfer to holders of Common Stock or Preferred Stock of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries at a price not greater than the amount paid by such person for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) the repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder or unanimously approved by the Board of Directors, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by holders of at least a majority of the then outstanding shares of Preferred Stock of the Corporation, voting as a separate class on an as-converted to Common Stock basis.

(e) “Dividend Rate” shall mean an annual rate of 10% of the Original Issue Price per share of the corresponding series of Preferred Stock.

(f) “Liquidation Preference” shall mean $0.45 per share for the Series A Preferred Stock, $0.65 per share for the Series B Preferred Stock, $0.715 per share for the Series C Preferred Stock and $0.80 per share for the Series AA Preferred Stock (in each case, subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h) “Original Issue Price” shall mean $0.45 per share for the Series A Preferred Stock, $0.65 per share for the Series B Preferred Stock, $0.715 per share for the Series C Preferred Stock and $0.80 per share for the Series AA Preferred Stock (in each case, subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(i) “Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series AA Preferred Stock.

(j) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(k) “Senior Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock.

2. Dividends.

(a) Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock until all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(b) Additional Dividends. After the payment or setting aside for payment of the dividends or described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4 hereof).

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d) Consent to Certain Distributions. As authorized by Section 402.5(c) of the California Corporations Code, Sections 502 and 503 of the California Corporations Code shall not apply with respect to payments made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries at a price not greater than the amount paid by such person for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, which agreements were authorized by the Board of Directors.

3. Liquidation Rights.

(a) Senior Preferred Stock Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), the holders of Senior Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets or surplus funds of the Corporation to the holders of Series AA Preferred Stock and Common Stock by reason of their ownership of such stock, an amount per share for each share of Senior Preferred Stock held by them equal to the sum of (i) the Liquidation Preference for such share of Senior Preferred Stock and (ii) all declared and unpaid dividends on such share of Senior Preferred Stock (the “Senior Preferred Liquidation Preference”). If upon such Liquidation Event, the assets of the Corporation legally available for Distribution to the holders of Senior Preferred Stock are insufficient to permit the payment to such holders of the full Senior Preferred Liquidation Preference, then the entire assets of the Corporation legally available for Distribution shall be distributed with equal priority and pro rata among the holders of the Senior Preferred Stock ratably and in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Series AA Preferred Stock Liquidation Preference. After payment or setting aside for payment to the holders of Senior Preferred Stock the Senior Preferred Liquidation Preference, the holders of Series AA Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Series AA Preferred Stock held by them equal to the sum of (i) the Liquidation Preference for such share of Series AA Preferred Stock and (ii) all declared and unpaid dividends on such share of Series AA Preferred Stock (the “Series AA Liquidation Preference”). If upon Liquidation Event and after payment or setting aside for payment to the holders of Senior Preferred Stock the Senior Preferred Liquidation Preference, the assets of the Corporation legally available for Distribution to the holders of Series AA Preferred Stock are insufficient to permit the payment to such holders of the full Series AA Liquidation Preference, then the entire assets of the Corporation legally available for Distribution shall be distributed with equal priority and pro rata among the holders of the Series AA Preferred Stock ratably and in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(b).

(c) Remaining Assets. After the payment or setting aside for payment to the holders of Senior Preferred Stock the Senior Preferred Liquidation Preference and to the holders of Series AA Preferred Stock the Series AA Liquidation Preference, the entire remaining assets of the Corporation legally available for Distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the number of shares of Common Stock held by them, with each share of Preferred Stock being treated for this purpose as if it had been converted to Common Stock at the then applicable Conversion Rate.

(d) Reorganization. For purposes of this Section 3, unless otherwise agreed by holders of at least a majority of the outstanding shares of Preferred Stock, a Liquidation Event shall be deemed to be occasioned by, and to include, the Corporation’s sale, conveyance or otherwise disposal of all or substantially all of its assets, the exclusive license of substantially all of the

Company’s intellectual property, or the acquisition of this Corporation by another entity by means of merger or consolidation (whether effected by amendment of the Corporation’s Certificate of Incorporation or otherwise) resulting in the exchange of the outstanding shares of this Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, pursuant to which the stockholders of the Corporation prior to such consolidation or merger hold less than 50% of the voting equity of the surviving or resulting entity.

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with a Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:

(i) If the securities are then traded on a national securities exchange or national quotation system, then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section 3(e), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(f) In the event of a deemed liquidation, dissolution or winding up of the Corporation as described in Section 3(d) above, each holder of Preferred Stock shall be entitled to receive at the closing (and at each date after the closing on which additional amounts (such as earnout payments, escrow amounts or other contingent payments) are paid to stockholders of the Corporation as a result of the transaction) in cash, securities or other property (valued as provided in Section 3(e) above) an amount equal to the greater of: (1) the amount specified in Sections 3(a)-(c) above, as applicable; or (2) the amount that the holders of Preferred Stock would have been entitled to receive had they converted their shares of Preferred Stock into Common Stock immediately prior to such event at the then effective conversion price (taking into account all amounts previously paid to such holder under this Section 3).

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by multiplying each share of Preferred Stock by the Conversion Rate (as defined below) then in effect for such Preferred Stock. The “Conversion Rate” for each such series shall be the quotient obtained by dividing the Original Issue Price for the relevant series of Preferred Stock by the Conversion Price for such series of Preferred Stock, calculated to the nearest hundredth. Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten public offering on the NASDAQ National Market or New York Stock Exchange pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share of Common Stock (prior to underwriting commissions and offering expenses) is not less than $3.58 (as appropriately adjusted for Recapitalizations) and the aggregate gross proceeds (prior to underwriting commissions and offering expenses) to the Corporation are not less than $25,000,000 (a “Qualified IPO”) or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of at least a majority of the Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such election (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and, upon conversion, any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, they shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that they elect to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale or liquidation of the Corporation, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than:

(1) shares of Common Stock issued or issuable upon conversion of Preferred Stock;

(2) shares of Common Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) issued or issuable to officers, directors and employees of, or consultants to, the Corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors of the Corporation, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement (provided that any options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants (or as new options) pursuant to the terms of any such plan, incentive program or arrangement); provided, further that a greater number of shares of Common Stock may be issued pursuant to such plans, incentive programs or arrangements if approved by the Board of Directors of the Corporation, including at least two (2) of the Preferred Directors;

(3) shares of Common Stock, Options or Convertible Securities issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved unanimously by the Board of Directors of the Corporation;

(4) shares of Common Stock issued or issuable upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Certificate of Incorporation.

(5) shares of Common Stock issued in a Qualified IPO;

(6) shares of Common Stock issued or issuable as a dividend or Distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) and 4(h) hereof;

(7) shares of Common Stock, Options or Convertible Securities issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation, including a majority of the directors designated by the holders of Preferred Stock;

(8) shares of Common Stock issued or issuable to any entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved unanimously by the Board of Directors of the Corporation; and

(9) any other shares of Common Stock issued or issuable, provided that holders of at least a majority of the outstanding shares of Preferred Stock agree that such shares shall not constitute Additional Shares of Common.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f), 4(g) and 4(h) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a Series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected Series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing

(a) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(b) the maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities (as set forth in the instruments relating thereto, other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f), 4(g) and 4(h) hereof).

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices of each series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise)

into a lesser number of shares of Preferred Stock, the Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustment for Common Stock Dividends and Distributions. If the Corporation, at any time or from time to time after the date of filing of this Certificate of Incorporation, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, in each such event the Conversion Price then in effect for each series of Preferred Stock shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect for such series of Preferred Stock by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issues or the close of business on such record date and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(g) to reflect the actual payment of such dividend or distribution.

(h) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above, if at any time or from time to time, the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision, combination of shares or merger or sale of assets provided for above or in Section 3), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization.

(i) No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4(i) shall prohibit the Corporation from amending its Certificate of Incorporation with the requisite consent of its stockholders and the Board of Directors.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(k) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least a majority of the then outstanding shares of such series. Any such waiver pursuant to the foregoing shall bind all future holders of shares of such series of Preferred Stock.

(l) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any dividend or Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series of other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iv) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(c);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such dividend, Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of at least a majority of the Preferred Stock, voting together as a single class.

(m) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted at the then effective Conversion Rate immediately after the close of business on the record date fixed for a stockholders meeting or the effective date of a written consent. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded. The holders of shares of Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote and may act by written consent in the same manner as the Common Stock. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(d) Election of Directors. The holders of Series A Preferred Stock, voting as a separate class either by written consent or at a special meeting, shall be entitled to elect two (2) members of the Corporation’s Board of Directors (the “Series A Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors and to remove from office such director(s) and to fill any vacancy caused by the resignation, death or removal of such director(s). The holders of Series B Preferred Stock, voting as a separate class either by written consent or at a special meeting, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series B Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of Series C Preferred Stock, voting as a separate class either by written consent or at a special meeting, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series C Director” and together with the Series A Directors and Series B Director, the “Preferred Directors” and each a “Preferred Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of Common Stock, voting as a separate class either by written consent or at a special meeting, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. Any additional members of the Corporation’s Board of Directors authorized by the Bylaws shall be elected by the mutual consent of the holders of a majority of the outstanding Common Stock and Preferred Stock, voting together as a single class.

(e) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(f) Cumulative Voting. If, and only for so long as, Section 2115 of the California General Corporation Law purports to make Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

6. Amendments and Changes.

(a) As long as 1,000,000 shares of the Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of the Preferred Stock, voting as a single class, take any of the following actions (whether by amendment or restatement of the Certificate of Incorporation, by agreement of merger, consolidation, business combinations, recapitalization, reincorporation or other corporate transaction):

(i) amend, alter, waive or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation, if such action would alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof, subject to 6(b) below;

(ii) authorize, create or issue (by reclassification or otherwise) any new class or series of stock, or any security convertible into such class of series of stock, having rights, preferences or privileges senior to or on a parity with any series of Preferred Stock;

(iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of any series of Preferred Stock or Common Stock;

(iv) take any action that results in any merger, other corporate reorganization, sale of stock or enter into any transaction or series of related transactions deemed to be a Liquidation Event pursuant to Section 3 above;

(v) increase or decrease the authorized size of the Board of Directors set forth in the Bylaws or elsewhere;

(vi) take any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock;

(vii) redeem, retire, purchase or otherwise acquire any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary at a price not greater than the amount paid by such person for such shares pursuant to agreements under which this Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment;

(viii) take any action that results in the exclusive licensing to others of intellectual property that is material to the Corporation’s business; or

(ix) authorize or create any debt security that causes Company’s aggregate indebtedness to exceed $2,000,000, other than equipment leases or bank lines of credit which are approved by the Board of Directors.

(b) Notwithstanding Section 6(a)(i) above, any action (whether by amendment or restatement of the Certificate of Incorporation, by agreement of merger, consolidation, business combinations, recapitalization, reincorporation or other corporate transaction) that alters the rights, preferences, privileges or powers of the Series C Preferred Stock shall require the approval (by vote or written consent) of at least a majority of the outstanding Series C Preferred shares, voting as a separate class.

7. Notices. Any notice required by the provisions of this Article V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

8. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

The number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3. Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees of the Corporation and (ii) those opportunities demonstrated by the Corporation to have been presented to such officers, directors or stockholders expressly as a result of their activities as a director, officer or stockholder of the Corporation. No amendment or repeal of this ARTICLE XI shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal.

ARTICLE XII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XIII

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock and Preferred Stock of the corporation entitled to vote pursuant to Article V Section 5 hereof, voting together as a single class on an-as converted to Common Stock basis, irrespective of the provisions of Section 242(b)(2) of the DGCL.

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IN WITNESS WHEREOF, Restoration Robotics, Inc. caused this Amended and Restated Certificate of Incorporation to be signed by James McCollum, a duly authorized officer of the Corporation, on April 14, 2015.

/s/ James McCollum
James McCollum, Chief Executive Officer